JOINT VENTURE AGREEMENT

BY AND BETWEEN PREMIERE OPPORTUNITIES GROUP, INC

AND

CABE STUDIO, LLC

THIS JOINT VENTURE AGREEMENT ("Agreement"), made and entered into as of this 4th day of May, 2014, by and between Cabe Studio, LLC (hereinafter "CABE") with an address of 131 Pennsylvania Ave, Bryn Mawr, PA 19010, and Premiere Opportunities Group, Inc. (hereinafter "Premiere"), a Nevada corporation with an address of 1407 Broadway, Suite 1704, NYC, NY, 10018. CABE and Premiere shall form an LLC to house the joint venture, which will be called Leading Edge Fashion, LLC ("Leading Edge"), a Delaware LLC with an address at 10 Andrew Lane, Kinnelon, NJ. R & L Realty will be responsible for keeping the books and records and maintaining the bank accounts of Leading Edge.

ARTICLE I GENERAL PROVISIONS

1.1 **Business Purpose.** The business of the Joint Venture shall be as follows: The parties hereto shall use their best efforts to initiate and further the mutual benefits of the Joint Venture where CABE will provide its design and industry expertise to the Joint Venture providing a maximum of up to ten clothing styles per month to be offered in the People's Republic of China ("China") and the Republic of Korea ("Korea") markets. All design, development, manufacturing and sales outside of China and Korea will be at the discretion of, and will require the prior written permission by, Cabe. And whereby Premiere shall provide its expertise in manufacturing and distribution to the Joint Venture. The parties' responsibilities are set forth in greater detail on **Exhibit A** attached hereto and incorporated herein.

1.2 **Term of the Agreement.** This Joint Venture shall commence on the date first above written and shall continue in existence until terminated, in accordance with the provisions set forth herein.

ARTICLE II GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.1 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.2 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.

2.3 Profits and Losses. Any income or loss of the Joint Venture for federal income tax purposes determined by the Joint Venture's fiscal year, including, without limitation, each item of Joint Venture income, gain, loss or deduction.

2.4 Joint Venture. The business conducted by Cabe and Premiere pursuant to this Agreement.

ARTICLE III OBLIGATIONS OF THE JOINT VENTURERS

Premiere is responsible for all operations and decisions of the Joint Venture as it relates to the distribution of Cabe products in China, Korea and all of Southeast Asia, as set forth in greater detail on Exhibit A. Any and all Cabe activities with existing or new customers of Cabe outside China, Korea and Southeast Asia will be solely in the determination and discretion of Kathy Rego, Cabe's Managing Partner.

ARTICLE IV ALLOCATIONS

4.1 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, all profits, losses and other allocations to the Joint Venture shall be allocated on all sales of Cabe designed product as follows at the conclusion of each quarter:

4.2 Fifty-one (51%) percent of such profits or losses shall be distributed to Premiere

4.3 Forty-nine (49%) percent of such profits or losses shall be distributed to CABE

ARTICLE V. OWNERSHIP OF THE JOINT VENTURERS

5.1 Ownership of the Cabe Studio Brand. The ownership of the CABE studio brand in the event of its sale and or transfer shall be eighty (80%) percent owned by CABE and twenty (20%) percent owned by Premiere.

ARTICLE VI. RIGHTS AND DUTIES OF THE JOINT VENTURERS

Business of the Joint Venture. Premiere shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture for all Joint Venture Related activities in China and Southeast Asia for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture for activities in China and Southeast Asia. Cabe shall have full exclusive and complete authority and discretion in the management and control of all Cabe business activities outside China and Southeast Asia and shall make all decisions affecting the business and operation of Cabe outside China, Korea and Southeast Asia.

Premiere shall manage and control the affairs of the Joint Venture to the best of its ability and shall use its best efforts to carry out the business of the Joint Venture. In carrying out the business of the Joint Venture, Premiere agrees to abide by all applicable laws and regulations, including United States Federal and state laws any and laws that apply in any foreign jurisdiction in which the Joint Venture operates. CABE will advise Premiere to the best of its ability and Premiere will take under consideration such advice but CABE shall not have any control over the Joint Venture business in China and Southeast Asia.

ARTICLE VI AGREEMENTS WITH THIRD PARTIES AND WITH AFFILIATES OF THE JOINT VENTURERS

6.1 **Validity of Transactions.** Affiliates of the parties to this Agreement maybe engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment. However, any expense or payment in excess of $20,000 has to be approved by both parties to the Joint Venture.

6.2 **Other Business of the Parties to this Agreement.** The parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the Joint Venture, such business interests shall not be deemed wrongful or improper.

6.3 On all sales of goods sold from Kiton and Brunello Cucinellit sold through the Joint Venture, the profits will be split 80% to Premiere and 20% to Cabe.

ARTICLE VII PAYMENT OF EXPENSES

All expenses incurred by CABE and Premiere on behalf of the Joint Venture shall be reimbursed by the Joint Venture, as further set forth on the Addendum attached hereto and incorporated herein. These include all associated travel expenses for Kathy Rego in pursuit of business of the Joint Venture which will be paid in full in advance of travel and reimbursement of the time and expenses of time spent by Ms. Rego traveling on Joint Venture related business.

CABE and/or its principal owner/controlling shareholder will be paid by the joint venture at a rate of $15,000 per month for its services to the Joint Venture and first payment will ensue within ten (10) days from the signing of this Agreement. Each monthly payment will occur within the first 5 calendar days of each month.

ARTICLE VIII INDEMNIFICATION OF THE JOINT VENTURERS

Except as expressly stated herein, the parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence, gross negligence or intentional misconduct. Each party will defend, indemnify and hold harmless the other party from and against any claims, liabilities, losses, costs, expenses, and damages resulting or arising from any negligent act or omission, willful misconduct, violation of applicable laws, breach of this Agreement by the indemnifying party.

ARTICLE IX TERMINATION RIGHTS

Events of the Joint Ventures This Agreement shall terminate upon the happening of any of the following events: (a) The adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the parties. (b) The sale or other disposition, not including an exchange of all, or substantially all, of the assets of either party. (C) Mutual agreement of the parties. (D) after the failure of the other Party to cure any breach of a provision of this Agreement within thirty (30) days of receiving written notice of such breach from the other Party. (E) At the discretion of CABE, immediately upon Premiere's failure to provide the weekly sales report as required on Exhibit A.

ARTICLE X MISCELLANEOUS PROVISIONS

10.1 Books and Records. R & L Realty, on behalf of the Joint Venture, shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture. The accounting books and records of Joint Venture shall be maintained in accordance with Generally Accepted Accounting. An agent or attorney of CABE may inspect such books and records at any time , upon ten (10) days' written notice, or

quarterly, upon 10 days written notice, in order to confirm that the profit share fee paid to CABE for the preceding quarter was accurate. Leading Edge shall provide CABE with reasonable documentation necessary to support the accuracy of its books and records, including the calculation of the profit share fee paid for the previous year. In the event any such audit reveals an underpayment of the profit share fee, Leading Edge shall promptly pay such underpaid amount to CABE and shall reimburse CABE for its reasonable fees and expenses incurred in connection with such audit.

10.2 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.3 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

10.4 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.5 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

10.6 Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the State of New York.

10.7 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

ARTICLE XI INTELLECTUAL PROPERTY RIGHTS

10.1 Intellectual Property Rights; License.

(a) Trademark License.

(i) CABE hereby grants to Premiere, for the duration of this Agreement, the limited, non-exclusive, terminable, non-transferable, and revocable right and license to use the trademarks identified in **Exhibit B** attached hereto, which

Exhibit may be updated from time to time upon the mutual agreement of the parties (together and as may be amended, the "Licensed Marks") for the sole purpose of use in connection with the products and the marketing and sale thereof.

(ii) The Licensed Marks shall only be used pursuant to the terms of this Agreement and the terms of any Trademark Usage Guidelines that may be provided by CABE to Premiere following the execution of this Agreement and made a part hereof.

(iii) Premiere shall not incorporate the Licensed Marks or any portion of them into any of its own trademarks, service marks, company name, or other designations of origin and agree not to modify the Licensed Marks in any manner. If at any time CABE requests that Premiere discontinue use of the Licensed Marks and/or substitutes new or different trademarks, Premiere shall immediately cease use of the Licensed Marks and/or substitute the new or different trademarks and cooperate fully with CABE to ensure that all legal obligations have been met with regard to ceasing use of the Licensed Marks and substituting new or different trademarks.

(iv) Premiere agrees and understands that CABE retains all rights in the Licensed Marks and all goodwill associated therewith. Premiere also agrees and understands that any and all use of the Licensed Marks inures solely to the benefit of CABE. Premiere shall not challenge CABE's exclusive rights in and to the Licensed Marks and shall not take any action (or as applicable, inaction) that might harm the reputation or goodwill in any of the Licensed Marks and will not take any action inconsistent with CABE's rights in the Licensed Marks. If at any time Premiere acquires any rights in, or registration(s) or application(s) for the Licensed Marks by operation of law or otherwise, Premiere shall assign such rights, registrations, or applications to CABE together with any and all associated goodwill.

(b) CABE shall own any and all intellectual property rights to any garment design and fabrication combination that is developed by CABE as a result of or arising from the performance of the Premiere's services and Premiere shall execute such other agreements or documents needed or required by CABE to confirm and/or perfect such ownership rights. CABE will further own any and all intellectual property rights to any brand name created in connection with any of the products, whether or not such brand name incorporates any Licensed Marks.

ARTICLE XII CONFIDENTIALITY

1.1 Confidentiality

(a) Each party shall treat as confidential and proprietary and shall not at any time for any reason whatsoever make use of or permit to be made use of any information received from the other party prior to or following the execution of this Agreement, including without limitation the designs, styles and manufacturing methods employed by CABE (the "***Confidential Information***"); provided, however, that such

obligation shall not apply to information of a party that (i) is in or becomes in the public domain (through no wrongful act of the receiving party), (ii) was in the receiving party's possession free of any obligation of confidence prior to disclosure (as evidenced by the receiving party's files existing at the time of disclosure), (iii) was lawfully received from a third party other than the disclosing party without obligation of confidence or (iv) is required to be disclosed pursuant to any applicable law or court or administrative order.

(b) Each party shall maintain the Confidential Information in secret and confidence at all times and not at any time for any reason whatsoever, except following execution of this Agreement and as expressly contemplated in this Agreement to enable each party to carry out its obligations thereunder, use the Confidential Information for its own benefit, or publish, disclose, communicate or divulge the Confidential Information to, or use the Confidential Information for the direct or indirect benefit of any person, corporation or entity. Each party shall take all steps necessary to ensure that any use of the Confidential Information by it or by its officers, directors, employees, contractors, members or agents will preserve such confidentiality in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHRIS H GIORDANO	Kathy Rego
Chris H Giordano	Kathy Rego
President	Managing Member
Premiere Opportunities Group, Inc	Cabe Studio, LLC

EXHIBIT A

SERVICES AND RESPONSIBILITIES

During the Term, the parties shall be responsible for the following items:

- Merchandise Planning. CABÉ shall compile a merchandise outline, subject to PREMIER's approval, which approval shall not be unreasonably withheld, conditioned or delayed, for the products including number of styles, target pricing, number of colors per style, and number of sizes per style or color. The outline will including estimated timing for the following: (i) date all styles will be finalized, (ii) date sales samples are to be ordered, (iii) date production is ordered, (iv) dates of production, (v) date production arrives at the Premiere warehouse, and (vi) date orders will be shipped.

- Design. Cabe shall be responsible for all aspects of the design of the products, including, without limitation: (i) product briefs, (ii) selection of colors, (iii) fabric direction and selection, (iv) drawings, (v) size specs, (vi) hang tags, (vii) labels, (viii) embroidered logo placement, (ix) preparation of tech packages, and (x) development of prototypes.

- Manufacturer Selection; Purchasing; Forecasting. CABE shall be responsible for selecting the manufacturers of the products.

- Pricing and Linesheet. CABE shall assist Premiere in determining appropriate pricing of the products and appropriate target profit margins, and preparing a linesheet. CABE shall be responsible for negotiating final pricing with the manufacturers.

- Marketing/Public Relations. CABE shall provide marketing support for the products, including, without limitation: (i) attending trade shows, (ii) designing advertising and marketing materials, (iii) website creative design services, and (iv) merchandising services. Premiere shall create catalogs, price sheets and color cards for the products.

- Customer Service. Premiere shall be responsible for training customer service representatives regarding the Products.

- Sales. Premiere shall be responsible for the selection of sales representatives in China and Korea. Premiere's occupational sales team would be expected to serve as the primary sales force.

- Credit & Collections. Premiere shall be responsible for setting sales terms and conditions, approving customers for credit terms, determining credit limits, invoicing and collecting from customers.

- Customer Service. Premiere shall be responsible for providing customer service to retailers and consumers.

- Purchasing. Premiere shall be responsible for placing orders, setting payment terms, and paying the selected factories and agents (including foreign country agents).

- Transportation. Premiere shall be responsible for arranging transportation of goods from the factories to the warehouse.

- Warehousing & Distribution. Premiere shall be responsible for warehousing and distribution at its warehouse.

- Returns/Markdowns. Premiere shall be responsible for approving customer requests for returns and handling returned merchandise at its warehouse. Premiere shall be responsible for approving customer requests for markdowns or other adjustments to customer sales in consultation with CABE.

- Closeouts. Premiere shall be responsible for closing out slow-moving or excess inventory with retail customers or through its own outlet stores. CABE and Premiere would work together to identify appropriate closeout accounts and establish closeout pricing.

- Marketing. Premiere shall be responsible for all costs of printing, production, manufacture and delivery of the marketing materials, catalogs, trade show materials, and booth setups.

- Weekly Sales Report. Premiere shall provide weekly sales reports to CABE which shall set forth a description of the units sold in the previous week, including the size, color, design and the store location of the unit sold. Weekly sales reports shall be provided to CABE every seven (7) days.

EXHIBIT B

LICENSED MARKS

Cabe

Cabe Studio

Cabe Studio, LLC